Exhibit 10e

Uwharrie Capital Corp

NONQUALIFIED DEFERRED COMPENSATION PLAN

Executive Supplemental Retirement Plan Agreement

This document is drafted with the intent that it comply with Internal Revenue Code Section 409A and regulations promulgated thereunder.

Uwharrie Capital Corp, a North Carolina corporation, hereby adopts this Uwharrie Capital Corp Nonqualified Deferred Compensation Plan (the “Plan”) for the benefit of a select group of management or highly compensated employees.  This Plan is an unfunded arrangement and is intended to be exempt from the participation, vesting, funding, and fiduciary requirements set forth in Title I of the Employee Retirement Income Security Act of 1974, as amended.  It is intended to comply with Internal Revenue Code Section 409A.

This Agreement is made and entered into this 4th day of January 2, 2015 by and between Uwharrie Capital Corp and Roy David Beaver III, an Eligible Employee and shall amend and restate the Executive Supplemental Retirement Plan Agreement effective June 3, 2004.

Amendment  I  Effective January 1, 2016

This Agreement was amended and approved by the Uwharrie Capital Corp Board of Directors on December 15, 2015 to reflect an annual contribution increase of $5,000.00 per year to be made effective on January 1, 2016.  The total contribution beginning with Plan year 2016 is reflected in the Contribution Schedule included herein.  Modification of the Contribution Schedule constitutes the entirety of the amended revisions.

Article 1 - Definitions

1.1Account

The sum of all the bookkeeping accounts as may be established for each Participant.

1.2Administrator

An administrative committee appointed by the Board. The Plan Administrator shall serve as the agent for the Employer with respect to the Trust.  The Plan Administrator will be comprised of 1) the Uwharrie Capital Corp Chief Executive Officer, 2) the Uwharrie Capital Corp Director of Administration, 3) the Uwharrie Capital Corp Vice President of Human Resources 4) the Uwharrie Capital Corp Board Chair and 5) the Chair of the Uwharrie Capital Corp Human Resources Committee.

1.3Board

The Board of Directors of the Employer.

1.4Change-in-Control

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Change-in-Control” of the Employer (which, for purpose of this Section 1.4 shall mean Uwharrie Capital Corp but not any of its affiliates or subsidiaries) shall mean the first to occur of any of the following:

(a)the date that any one person or persons acting as a group acquires ownership of Employer stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the Employer;

(b)the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Employer possessing thirty percent (30%) or more of the total voting power of the stock of the Employer;

(c)the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Employer that have a total gross fair market value equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Employer immediately prior to such acquisition; or

(d)the date that a majority of members of the Employer’s Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or elections.

1.5Code

The Internal Revenue Code of 1986, as amended.

1.6Compensation

The Participant’s earned income, including Salary, Bonus, Performance-based Compensation, Stock Units and other remuneration from the Employer as may be included by the Administrator.

1.7Disability

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall be considered to have incurred a Disability if: (i) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; (ii) the Participant is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Participant’s Employer; or (iii) determined to be totally disabled by the Social Security Administration.

1.8Effective Date

January 1, 2005

1.9Eligible Employee

An Employee shall be considered an Eligible Employee if such Employee is a member of a “select group of management or highly compensated employees,” within the meaning of Sections 201, 301 and 401 of ERISA, and is designated as an Eligible Employee by the Administrator. The Administrator may at any time, in its sole discretion, change the eligible criteria for an Eligible Employee or determine that one or more Participants will cease to be an Eligible Employee.  The designation of an Employee as an Eligible Employee in any year shall not confer upon such Employee any right to be designated as an Eligible Employee in any future Plan Year.

1.10Employee

Any person employed by the Employer.

1.11Employer

Uwharrie Capital Corp and its subsidiaries and affiliates.

1.12Employer Discretionary Contribution

A discretionary contribution made by the Employer that is credited to one or more Participant’s Accounts.

1.13Employer Supplemental Contribution

A contribution made by the Employer that is credited to one or more Participant’s Accounts.

1.14ERISA

The Employee Retirement Income Security Act of 1974, as amended.

1.15Investment Fund

Each investment(s) which serves as a means to measure value, increases or decreases with respect to a Participant’s Accounts.

1.16Participant

An Eligible Employee who is a Participant as provided in Article 2.

1.17Plan Year

For the initial Plan Year, Effective Date through December 31, 2008.  For each year thereafter, January 1 through December 31.

1.18Retirement

Retirement shall mean a Participant’s Separation from Service on, or subsequent to, the Participant attaining their applicable retirement age as provided for in their employment agreement, Uwharrie Capital Corp Executive and Director Supplemental Retirement Plan or as defined by the Plan Administrator upon participation in this Plan, as applicable.  In the event the Participant has not been provided with a retirement age, such Participant's retirement age shall be attainment of sixty-five (65) years of age.

1.19Separation from Service

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a Participant shall incur a Separation from Service with the Service Recipient due to death, retirement or other termination of employment with the Service Recipient unless the employment relationship is treated as continuing intact while the individual is on military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the Service Recipient under an applicable statute or by contract.  Upon a sale or other disposition of the assets of the Employer to an unrelated purchaser, the Administrator reserves the right, to the extent permitted by Code section 409A to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

1.20Service Recipient

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, Service Recipient shall mean the Employer or person for whom the services are performed and with respect to whom the legally binding right to compensation arises, and all persons with whom such person would be considered a single employer under Code Section 414(b) (employees of controlled group of corporations), and all persons with whom such person would be considered a single employer under Code Section 414(c) (employees of partnerships, proprietorships, etc., under common control).

1.21Share

Share shall mean a share of the Employer’s common stock, no par value.

1.22Specified Employee

Provided that such term shall be interpreted within the meaning of regulations promulgated under Code Section 409A, a “Specified Employee” shall mean a participant who is considered a key employee on the Identification Date, as defined in Code Section 416(i) without regard to section 416(i)(5) and such other requirements imposed under Code Section 409A(a)(2)(B)(i) and regulations there under for the period beginning April 1 of the year subsequent to the Identification Date and ending March 31 of the following year.  The Identification Date for this Plan is December 31 of each year.

1.23Stock Units

Stock Units shall mean Shares of the Employer’s Company Stock, to be included as an Investment Fund option for the Participant’s Account.

1.24Trust

The agreement between the Employer and the Trustee under which the assets of the Plan are held, administered and managed, which shall conform to the terms of Rev. Proc. 92-64.

1.25Trustee

John R. Morgan  , or such other successor that shall become trustee pursuant to the terms of the Plan.

1.26Years of Service

A Participant’s Years of Service shall be measured by employment during a twelve (12) month period commencing with the Participant’s date of hire and anniversaries thereof.

Article 2 - Participation

2.1Commencement of Participation

Each Eligible Employee shall become a Participant at the earlier of the date on which an Employer Supplemental or Employer Discretionary Contribution is first credited to his or her Account.

2.2Loss of Eligible Employee Status

Amounts credited to the Account of a Participant who is no longer an Eligible Employee shall continue to be held pursuant to the terms of the Plan and shall be distributed as provided in Article 6.

Article 3 - Contributions

3.1Employer Supplemental Contribution

The Employer shall make an Employer Supplemental Contribution to the Account of some or all of the Participants.  For Participants in the prior Employer Executive and Director Supplemental Retirement Plan, Employer Supplemental Contributions shall mirror those contributions provided for in the Employer Executive and Director Supplemental Retirement Plan Agreement.  For Participants who were not in the Employer Executive and Director Supplemental Retirement Plan Agreement the amount of the Employer Supplemental Contribution shall be determined by the Employer annually and communicated to the Participant(s).  Such Employer Supplemental Contribution shall be credited to the Participant’s Retirement Account to which contributions are being credited for the Plan Year.  Employer Supplemental Contributions shall be credited to a Participant’s Account as soon as administratively feasible following the close of each Plan Year.

3.2Employer Discretionary Contributions

The Employer reserves the right to make discretionary contributions to some or all Participants’ Accounts in such amount and in such manner as may be determined by the Employer.  Such Employer Discretionary Contribution, at the option of the Employer, in accounts established by the Administrator.  The Employer, in its sole discretion, may determine which account will be credited with each Employer Discretionary Contribution.  In the event the Employer does not designate which Participant account shall be credited, such Employer Discretionary Contributions shall be credited to the Participant’s Retirement account. Employer Discretionary Contributions, if any, shall be credited to a Participant’s Account, and if applicable transferred to the Trust, at such time as the Employer shall determine.

Article 4 – Vesting

4.1Vesting of Employer Discretionary Contributions

A Participant shall have a vested right to the portion of his or her Account attributable to Employer Discretionary Contribution(s) and any earnings or losses on the investment of such Employer Discretionary Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Discretionary Contribution is made.

4.2Vesting of Employer Supplemental Contributions

A Participant shall have a vested right to the portion of his or her Account  attributable to Employer Supplemental Contribution(s) and any earnings or losses on the investment of such Employer Supplemental Contribution(s) according to such vesting schedule as the Employer shall determine at the time an Employer Supplemental Contribution is made.  For Participants in the prior Employer Executive and Director Supplemental Retirement Plan, Employer Supplemental Contributions shall vest in accordance with the vesting schedule as provided for in the Employer Executive and Director Supplemental Retirement Plan.

4.3Vesting due to Certain Events

(a) A participant who incurs a Separation from Service due to Retirement shall be fully vested in the amounts credited to his or her Account as of the date of Retirement.

(b)  A Participant who incurs a Separation from Service due to Disability shall be fully vested in the amounts credited to his or her Account as of the date of Disability.

(c)  Upon a Participant’s death, the Participant shall be fully vested in the amounts credited to his or her Account.

(d)Upon a Change-in-Control, all Participants shall be fully vested in the amounts credited to their Accounts as of the date of the Change-in-Control.

(e)Upon termination of employment prior to attaining Normal Retirement Age, the participant shall be fully vested in the amounts credited to his or her account.

Article 5 – Accounts

5.1Investments, Gains and Losses

(a)

As applicable, a Participant may change his or her selection of Investment Funds no more than six (6) times each Plan Year with respect to his or her Account by filing a new election in accordance with procedures established by the Administrator.  An election shall be effective as soon as administratively feasible following the date the change is submitted on a form prescribed by the Administrator.

(b)	Notwithstanding the foregoing, any Stock Units shall be deemed to be invested in Shares at all times.

Article 6 - Distributions

6.1Distribution Election

Each Participant shall designate in his or her election the timing of his or her distribution as described in the accompanying election form.  Notwithstanding anything to the contrary contained herein provided, no acceleration of the time or schedule of payments under the Plan shall occur except as permitted under both this Plan and Code Section 409A.  If the Participant fails to properly designate the time and form of a distribution, the Participant’s Account shall be paid in a lump sum.

6.2Distributions Upon Retirement

If the Participant has a Separation from Service due to Retirement, the Participant’s Retirement Account shall be distributed as soon as administratively feasible, but no later than ninety (90) days after the first day of the seventh month following Participant’s Retirement.

Distribution shall be made either in a lump-sum payment or in substantially equal annual installments, over a period of up to ten (10) years as elected by the Participant.

6.3Substantially Equal Annual Installments

(a)The amount of the substantially equal payments shall be determined by multiplying the Participant’s Account by a fraction, the denominator of which in the first year of payment equals the number of years over which benefits are to be paid, and the numerator of which is one (1).  The amounts of the payments for each succeeding year shall be determined by multiplying the Participant’s Account as of the applicable anniversary of the payout by a fraction, the denominator of which equals the number of remaining years over which benefits are to be paid, and the numerator of which is one (1). Installment payments made pursuant to this Section 6.3 shall be made as soon as administratively feasible, but no later than ninety (90) days following the anniversary of the distribution event.

(b)For purposes of the Plan pursuant to Code Section 409A and regulations thereunder, a series of annual installments from a particular account shall be considered a single payment.

6.4Distributions due to other Separation from Service

Upon a Participant’s Separation from Service for any reason other than Retirement, death or Disability, all vested amounts credited to his or her Account shall be paid to the Participant in a lump-sum, as soon as administratively feasible, but no later than ninety (90) days, following the date of Separation from Service, subject to Section 6.8 (Distributions to Specified Employees).

6.5Distributions upon Separation from Service due to Disability

Upon a Participant’s Separation from Service due to Disability, all amounts credited to his or her Account shall be paid to the Participant in a lump sum, as soon as administratively feasible but no later than ninety (90) days following the date of Separation from Service due to Disability, subject to Section 6.8 (Distributions to Specified Employees).

6.6Distributions upon Death

Upon the death of a Participant, all amounts credited to his or her Account shall be paid, as soon as administratively feasible but no later than ninety (90) days following Participant’s date of death, to his or her beneficiary or beneficiaries, as determined under Article 7 hereof, in a lump sum.

6.7Changes to Distribution Elections

A Participant will be permitted to elect to change the form or timing of the distribution of the balance of his or her Account to the extent permitted and in accordance with the requirements of Code Section 409A(a)(4)(C), including the requirement that (i) a redeferral election may not take effect until at least twelve (12) months after such election is filed with the Employer, (ii) an election to further defer a distribution (other than a distribution upon death, Disability or an unforeseeable emergency) must  result in the first distribution subject to the election being made at least five (5) years after the previously elected date of distribution, and (iii) any redeferral election affecting a distribution at a fixed date must be filed with the Employer at least twelve (12) months before the first scheduled payment under the previous fixed date distribution election.  Once an account begins distribution, no such changes to distributions shall be permitted.

6.8Distributions to Specified Employee

Notwithstanding anything herein to the contrary, if any Participant is a Specified Employee upon a Separation from Service for any reason other than death, distributions to such Participant shall not commence until the first day of the seventh month following the date of Separation from Service (or, if earlier, the date of death of the Participant). If distributions are to be made in annual installments, the second installment and all those thereafter will be made on the applicable anniversaries of the Participant’s Separation from Service.

6.9Domestic Relations Orders

The Administrator may permit such acceleration of the time or schedule of a payment under the arrangement to an individual other than a Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

6.10Minimum Distribution

Notwithstanding any provision to the contrary, if the balance of a Participant’s Account at the time of a distribution event or at the time of a scheduled installment payment is $25,000 or less, then the Participant shall be paid his or her Account or sub-account as a single lump sum.

6.11Form of Payment

All distributions shall be made in the form of cash, with the exception of Stock Units and related earnings, which shall be paid in the form of Shares (with any fractional Shares paid in cash). Distribution of real property (real estate or assets other than cash or securities).will be made by transfer of title.

6.12Distributions Upon a Change-in-Control

Notwithstanding any distribution election to the contrary, if a Change-in-Control occurs and a Participant incurs a Separation from Service during the period beginning on the date of the Change-in-Control and ending on the second anniversary of the Change-in-Control, then the remaining amount of the Participant’s vested Account shall be paid to the Participant or his  or her beneficiary in a single lump-sum payment as soon as administratively possible, but no earlier than the first business day of the seventh month following the Participant’s Separation from Service (or, if earlier, upon the Participant’s death).

Article 7 - Beneficiaries

7.1Beneficiaries

Each Participant may from time to time designate one or more persons (who may be any one or more members of such person’s family or other persons, administrators, trusts, foundations or other entities) as his or her beneficiary under the Plan.  Such designation shall be made in a form prescribed by the Administrator.  Each Participant may at any time and from time to time, change any previous beneficiary designation, without notice to or consent of any previously designated beneficiary, by amending his or her previous designation in a form prescribed by the Administrator.  If the beneficiary does not survive the Participant (or is otherwise unavailable to receive payment), or if no beneficiary is validly designated, then the amounts payable under this Plan shall be paid to the Participant’s estate.  If more than one person is the beneficiary of a deceased Participant, each such person shall receive a pro rata share of any death benefit payable unless otherwise designated in the applicable form.  If a beneficiary who is receiving benefits dies, all benefits that were payable to such beneficiary shall then be payable to the estate of that beneficiary.

7.2Lost Beneficiary

All Participants and beneficiaries shall have the obligation to keep the Administrator informed of their current address until such time as all benefits due have been paid.  If a Participant or beneficiary cannot be located by the Administrator exercising due diligence, then, in its sole discretion, the Administrator may presume that the Participant or beneficiary is deceased for purposes of the Plan and all unpaid amounts (net of due diligence expenses) owed to the Participant or beneficiary shall be paid accordingly or, if a beneficiary cannot be so located, then such amounts may be forfeited.  Any such presumption of death shall be final, conclusive and binding on all parties.

Article 8 - Funding

8.1Prohibition Against Funding

Should any investment be acquired in connection with the liabilities assumed under this Plan, it is expressly understood and agreed that the Participants and beneficiaries shall not have any right with respect to, or claim against, such assets nor shall any such purchase be construed to create a trust of any kind or a fiduciary relationship between the Employer and the Participants, their beneficiaries or any other person.  Any such assets shall be and remain a part of the general, unpledged, unrestricted assets of the Employer, subject to the claims of its general creditors.  It is the express intention of the parties hereto that this arrangement shall be unfunded for tax purposes and for purposes of Title I of the ERISA.  Each Participant and beneficiary shall be required to look to the provisions of this Plan and to the Employer itself for enforcement of any and all benefits due under this Plan, and to the extent any such person acquires a right to receive payment under this Plan, such right shall be no greater than the right of any unsecured general creditor of the Employer.  The Employer or the Trust shall be designated the owner and beneficiary of any investment acquired in connection with its obligation under this Plan.

8.2Deposits in Trust

Notwithstanding Section 8.1, or any other provision of this Plan to the contrary, the Employer may deposit into the Trust any amounts it deems appropriate to pay the benefits under this Plan.  The amounts so deposited may include all contributions made pursuant to Employer Supplemental Contributions and any Employer Discretionary Contributions.

Article 9 - Claims Administration

9.1General

If a Participant, beneficiary or his or her representative is denied all or a portion of an expected Plan benefit for any reason and the Participant, beneficiary or his or her representative desires to dispute the decision of the Administrator, he or she must file a written notification of his or her claim with the Administrator.

9.2Claims Procedure

Upon receipt of any written claim for benefits, the Administrator shall be notified and shall give due consideration to the claim presented.  If any Participant or beneficiary claims to be entitled to benefits under the Plan and the Administrator determines that the claim should be denied in whole or in part, the Administrator shall, in writing, notify such claimant within ninety (90) days (forty-five (45) days if the claim is on account of Disability) of receipt of the claim that the claim has been denied.  The Administrator may extend the period of time for making a determination with respect to any claim for a period of up to ninety (90) days (thirty (30) days if claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial ninety (90) day (or forty-five (45) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.  If the claim is denied to any extent by the Administrator, the Administrator shall furnish the claimant with a written notice setting forth:

(a)the specific reason or reasons for denial of the claim;

(b)a specific reference to the Plan provisions on which the denial is based;

(c)a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary; and

(d)an explanation of the provisions of this Article.

Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.2 be considered to constitute an allowance of the claimant’s claim.

9.3Right of Appeal

A claimant who has a claim denied wholly or partially under Section 9.2 may appeal to the Administrator for reconsideration of that claim.  A request for reconsideration under this Section must be filed by written notice within sixty (60) days (one-hundred and eighty (180) days if the claim is on account of Disability) after receipt by the claimant of the notice of denial under Section 9.2.

9.4Review of Appeal

Upon receipt of an appeal the Administrator shall promptly take action to give due consideration to the appeal.  Such consideration may include a hearing of the parties involved, if the Administrator feels such a hearing is necessary.  In preparing for this appeal the claimant shall be given the right to review pertinent documents and the right to submit in writing a statement of issues and comments.  After consideration of the merits of the appeal the Administrator shall issue a written decision which shall be binding on all parties.  The decision shall specifically state its reasons and pertinent Plan provisions on which it relies.  The Administrator’s decision shall be issued within sixty (60) days (forty-five (45) days if the claim is on account of Disability) after the appeal is filed, except that the Administrator may extend the period of time for making a determination with respect to any claim for a period of up one-hundred and twenty (120) days (ninety (90) days if the claim is on account of Disability), provided that the Administrator determines that such an extension is necessary because of special circumstances and notifies the claimant, prior to the expiration of the initial one-hundred and twenty (120) day (or, if the claim is on account of Disability, initial ninety (90) day) period, of the circumstances requiring the extension of time and the date by which the Plan expects to render a decision.  Under no circumstances shall any failure by the Administrator to comply with the provisions of this Section 9.4 be considered to constitute an allowance of the claimant’s claim.

In the case of a claim on account of Disability: (i) the review of the denied claim shall be conducted by an employee who is neither the individual who made the initial determination or a subordinate of such person; and (ii) no deference shall be given to the initial determination.  For issues involving medical judgment, the employee must consult with an independent health care professional who may not be the health care professional who rendered the initial claim.

9.5Designation

The Administrator may designate any other person of its choosing to make any determination otherwise required under this Article.  Any person so designated shall have the same authority and discretion granted to the Administrator hereunder.

Article 10 - General Provisions

10.1Administrator

(a)The Administrator is expressly empowered to limit the amount of Compensation that may be deferred; to deposit amounts into the Trust in accordance with Section 8.2 hereof; to interpret the Plan, and to determine all questions arising in the administration, interpretation and application of the Plan; to employ actuaries, accountants, counsel, and other persons it deems necessary in connection with the administration of the Plan; to request any information from the Employer it deems necessary to determine whether the Employer would be considered insolvent or subject to a proceeding in bankruptcy; and to take all other necessary and proper actions to fulfill its duties as Administrator.

(b)The Administrator shall not be liable for any actions by it hereunder, unless due to its own negligence, willful misconduct or lack of good faith.

(c)The Administrator shall be indemnified and saved harmless by the Employer from and against all personal liability to which it may be subject by reason of any act done or omitted to be done in its official capacity as Administrator in good faith in the administration of the Plan and Trust, including all expenses reasonably incurred in its defense in the event the Employer fails to provide such defense upon the request of the Administrator.  The Administrator is relieved of all responsibility in connection with its duties hereunder to the fullest extent permitted by law, short of breach of duty to the beneficiaries.

10.2No Assignment

Benefits or payments under this Plan shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s beneficiary, whether voluntary or involuntary, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish the same shall not be valid, nor shall any such benefit or payment be in any way liable for or subject to the debts, contracts, liabilities, engagement or torts of any Participant or beneficiary, or any other person entitled to such benefit or payment pursuant to the terms of this Plan, except to such extent as may be required by law.  If any Participant or beneficiary or any other person entitled to a benefit or payment pursuant to the terms of this Plan becomes bankrupt or attempts to anticipate, alienate, sell, transfer, assign, pledge, encumber, attach or garnish any benefit or payment under this Plan, in whole or in part, or if any attempt is made to subject any such benefit or payment, in whole or in part, to the debts, contracts, liabilities, engagements or torts of the Participant or beneficiary or any other person entitled to any such benefit or payment pursuant to the terms of this Plan, then such benefit or payment, in the discretion of the Administrator, shall cease and terminate with respect to such Participant or beneficiary, or any other such person.

10.3No Employment Rights

Participation in this Plan shall not be construed to confer upon any Participant the legal right to be retained in the employ of the Employer, or give a Participant or beneficiary, or any other person, any right to any payment whatsoever, except to the extent of the benefits provided for hereunder.  Each Participant shall remain subject to discharge to the same extent as if this Plan had never been adopted.

10.4Incompetence

If the Administrator determines that any person to whom a benefit is payable under this Plan is incompetent by reason of physical or mental disability, the Administrator shall have the power to cause the payments becoming due to such person to be made to another for his or her benefit without responsibility of the Administrator or the Employer to see to the application of such payments.  Any payment made pursuant to such power shall, as to such payment, operate as a complete discharge of the Employer, the Administrator and the Trustee.

10.5Identity

If, at any time, any doubt exists as to the identity of any person entitled to any payment hereunder or the amount or time of such payment, the Administrator shall be entitled to hold such sum until such identity or amount or time is determined or until an order of a court of competent jurisdiction is obtained.  The Administrator shall also be entitled to pay such sum into court in accordance with the appropriate rules of law.  Any expenses incurred by the Employer, Administrator, and Trust incident to such proceeding or litigation shall be charged against the Account of the affected Participant.

10.6Other Benefits

The benefits of each Participant or beneficiary hereunder shall be in addition to any benefits paid or payable to or on account of the Participant or beneficiary under any other pension, disability, annuity or retirement plan or policy whatsoever.

10.7Expenses

All expenses incurred in the administration of the Plan, whether incurred by the Employer or the Plan, shall be paid by the Employer.

10.8Insolvency

Should the Employer be considered insolvent (as defined by the Trust), the Employer, through its Board and chief executive officer, shall give immediate written notice of such to the Administrator of the Plan and the Trustee.  Upon receipt of such notice, the Administrator or Trustee shall cease to make any payments to Participants who were Employees of the Employer or their beneficiaries and shall hold any and all assets attributable to the Employer for the benefit of the general creditors of the Employer.

10.9Amendment or Modification

The Employer may, at any time, in its sole discretion, amend or modify the Plan in whole or in part, except that no such amendment or modification shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such amendment or modification complies with Code Section 409A and related regulations thereunder.

10.10Plan Suspension

The Employer further reserves the right to suspend the Plan in whole or in part, except that no such suspension shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that the distribution of the vested Participant Accounts shall not be accelerated but shall be paid at such time and in such manner as determined under the terms of the Plan immediately prior to suspension as if the Plan had not been suspended.

10.11Plan Termination

The Employer further reserves the right to terminate the Plan in whole or in part, in the following manner, except that no such termination shall have any retroactive effect to reduce any amounts allocated to a Participant’s Accounts, and provided that such termination complies with Code Section 409A and related regulations thereunder:

(a)The Employer, in its sole discretion, may terminate the Plan and distribute all vested Participants’ Accounts no earlier than twelve (12) calendar months from the date of the Plan termination and no later than twenty-four (24) calendar months from the date of the Plan termination, provided however that all other similar arrangements are also terminated by the Employer for any affected Participant and no other similar arrangements are adopted by the Employer for any affected Participant within a three (3) year period from the date of termination; or

(b)The Employer may decide, in its sole discretion, to terminate the Plan in the event of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court, provided that the Participants vested Account balances are distributed to Participants and are included in the Participants’ gross income in the latest of:  (i) the calendar year in which the termination occurs; (ii) the calendar year in which the amounts deferred are no longer subject to a substantial risk of forfeiture; or (iii) the first calendar year in which payment is administratively practicable.

10.12Plan Termination due to a Change-in-Control

The Employer may decide, in its discretion, to terminate the Plan in the event of a Change-in-Control and distribute all vested Participants Account balances no earlier than thirty (30) days prior to the Change-in-Control and no later than twelve (12) months after the effective date of the Change-in-Control, provided however that the Employer terminates all other similar arrangements for any affected Participant.

10.13Construction

All questions of interpretation, construction or application arising under or concerning the terms of this Plan shall be decided by the Administrator, in its sole and final discretion, whose decision shall be final, binding and conclusive upon all persons.

10.14Governing Law

This Plan shall be governed by, construed and administered in accordance with the applicable provisions of ERISA, Code Section 409A, and any other applicable federal law, provided, however, that to the extent not preempted by federal law this Plan shall be governed by, construed and administered under the laws of the State of North Carolina, other than its laws respecting choice of law.

10.15Severability

If any provision of this Plan is held invalid or unenforceable, its invalidity or unenforceability shall not affect any other provision of this Plan and this Plan shall be construed and enforced as if such provision had not been included therein.  If the inclusion of any Employee (or Employees) as a Participant under this Plan would cause the Plan to fail to comply with the requirements of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, or Code Section 409A, then the Plan shall be severed with respect to such Employee or Employees, who shall be considered to be participating in a separate arrangement.

10.16Headings

The Article headings contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge or describe the scope or intent of this Plan nor in any way shall they affect this Plan or the construction of any provision thereof.

10.17Terms

Capitalized terms shall have meanings as defined herein.  Singular nouns shall be read as plural, masculine pronouns shall be read as feminine, and vice versa, as appropriate.

10.18Right of Setoff

The Employer may, to the extent permitted by applicable law, deduct from and setoff against any amounts payable to a Participant from this Plan such amounts as may be owed by a Participant to the Employer, although the Participant shall remain liable for any part of the Participant’s payment obligation not satisfied through such deduction and setoff; provided, however, that this setoff may occur only at the date on which the amount would otherwise be distributed to the Participant as required by Code Section 409A.  By electing to participate in the Plan and deferring compensation hereunder, the Participant agrees to any deduction or setoff under this Section 10.18 which is allowed by law.

                                        Contribution Schedule

•	Employer Supplemental Contributions for the benefit of Roy David Beaver III will be credited as follows until attainment of the designated Retirement age of 67.

•	The elected Account Distribution upon Retirement will be (check one):

x	Lump Sum
Installments over ___________ (# years)

•	Beneficiary designation as indicated on attached form.

•	Employer Supplemental Contributions:

12/31/2015End of year Age 3215,000.00

12/31/2016End of year Age 3320,000.00

12/31/2017End of year Age 3420,000.00

12/31/2018End of year Age 3520,000.00

12/31/2019End of year Age 3620,000.00

12/31/2020End of year Age 3720,000.00

12/31/2021End of year Age 3820,000.00

12/31/2022End of year Age 3920,000.00

12/31/2023End of year Age 4020,000.00

12/31/2024End of year Age 4120,000.00

12/31/2025End of year Age 4220,000.00

12/31/2026End of year Age 4320,000.00

12/31/2027End of year Age 4420,000.00

12/31/2028End of year Age 4520,000.00

12/31/2029End of year Age 4620,000.00

12/31/2030End of year Age 4720,000.00

12/31/2031End of year Age 4820,000.00

12/31/2032End of year Age 4920,000.00

12/31/2033End of year Age 5020,000.00

12/31/2034End of year Age 5120,000.00

12/31/2035End of year Age 5220,000.00

12/31/2036End of year Age 5320,000.00

12/31/2037End of year Age 5420,000.00

12/31/2038End of year Age 5520,000.00

12/31/2039End of year Age 5620,000.00

12/31/2040End of year Age 5720,000.00

12/31/2041End of year Age 5820,000.00

12/31/2042End of year Age 5920,000.00

12/31/2043End of year Age 6020,000.00

12/31/2044End of year Age 6120,000.00

12/31/2045End of year Age 6220,000.00

12/31/2046End of year Age 6320,000.00

12/31/2047End of year Age 6420,000.00

12/31/2048End of year Age 6520,000.00

12/31/2049End of year Age 6620,000.00

12/31/2050End of year Age 6720,000.00

IN WITNESS WHEREOF, Uwharrie Capital Corp has caused this instrument to be executed by its duly authorized officer, effective as of this  11th day of March, 2015.

Uwharrie Capital Corp

/s/ Roy David Beaver IIIBy: /s/ Mike Massey

Roy David Beaver IIITitle:  SVP Director of Administration

ATTEST:

By:  /s/ Susan B. Gibson

Title: VP, Human Resources